Exhibit 99.1
THE BOARD OF DIRECTORS OF
W HOLDING COMPANY, INC.,
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO,
ESTABLISHES RATIO FOR REVERSE STOCK SPLIT
MAYAGUEZ, Puerto Rico, November 14, 2008 — W Holding Company, Inc. (NYSE: WHI) (the “Company”), the bank holding company for Westernbank Puerto Rico, today announced that the Company’s Board of Directors (the “Board”) has established a ratio of one share-for-every fifty shares of the outstanding common stock for the Company’s proposed reverse stock split of all outstanding shares of the Company’s common stock. This action followed the Company’s November 7, 2008 special meeting of stockholders at which the stockholders adopted an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split at a specific ratio to be determined by the Board in its sole discretion within the range of one-for-ten to one-for-fifty, inclusive.
The Company anticipates that the reverse stock split will be effective as of 5 p.m., Eastern Time, on December 1, 2008 (the “Effective Time”) and will be reflected in the trading price of the Company’s common stock at the opening of trading on December 2, 2008. The number of shares of the Company’s common stock issuable upon conversion of the Company’s Series A convertible preferred stock also will be adjusted to reflect the reverse split.
Company stockholders will receive a letter of transmittal from the Company’s transfer agent, BNY Mellon Shareowner Services (the “Exchange Agent”), for purposes of surrendering to the Exchange Agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal.
No fractional shares of common stock will be issued in connection with the reverse stock split. A stockholder of record holding a fractional share as a result of the reverse stock split will receive a cash payment in lieu of the issuance of any such fractional share equal to (i) such fractional share interest to which the holder would otherwise be entitled multiplied by (ii) the closing sale price of the common stock (on a post-reverse-split basis as adjusted) on the trading day immediately prior to the Effective Time as reported on the New York Stock Exchange.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 48 full-fledged branches (including 10 Expresso of Westernbank branches), including 25 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet.
You may contact Mr. Vixson Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.